Exhibit 99.1

Franklin Financial Network Announces First-Quarter Earnings Per Diluted Share Of $0.58

FRANKLIN, Tenn., April 26, 2017 /PRNewswire/ -- Franklin Financial Network, Inc. (NYSE: FSB), the parent company (the "Company") of Franklin Synergy Bank (the "Bank"), today announced financial results for the first quarter ended March 31, 2017.

For the first quarter, net income available for common shareholders increased 27.8% to $7.9 million from $6.2 million for the first quarter of 2016. Earnings per diluted share were $0.58 for the first quarter of 2017, compared with $0.55 for the first quarter of 2016. Weighted average diluted shares outstanding increased 23.4% for the first quarter of 2017 from the first quarter of 2016, due primarily to the Company's $72 million public offering of common stock in November 2016.

Highlights for the first quarter of 2017 include:

  Return on average assets was 0.99% for the first quarter compared with 1.12% for the first quarter of 2016, and return on average tangible common equity was 12.28% compared with 14.36% for the first quarter of 2016.
  Net interest income plus noninterest income increased 23.7% to $27.7 million from $22.4 million for the first quarter of 2016.
  The efficiency ratio improved to 51.63% compared with 52.91% for the first quarter of 2016.
  Total loans, including loans held for sale, increased 36.9% or $528.8 million to $1.96 billion at the quarter's end from $1.43 billion at March 31, 2016.
  Credit quality remained strong, with nonperforming loans at 0.21% of total loans, excluding loans held for sale; the allowance for loan losses at 0.93% of total loans, excluding loans held for sale; and net charge-offs at 0.07% of average loans for the quarter.
  Tangible book value per share increased 20.1% to $20.51 at March 31, 2017, compared with $17.08 at March 31, 2016.

"Our first-quarter financial and operating results represented a strong start to 2017. We continued to produce substantial growth in total loans and deposits compared with the first quarter last year, while maintaining strong credit quality," said Richard Herrington, the Company's Chairman and Chief Executive Officer. "Net interest income grew 22.7% in an interest rate environment that remains challenging, and noninterest income increased 29.9%, primarily due to the impact that a moderation in mortgage interest rates during the quarter had on the valuation of our mortgage loans held for sale. With total revenue growing 34.7% for the quarter compared with 20.7% growth in noninterest expense, our efficiency ratio improved by 128 basis points to 51.63%.

"During the first quarter, we completed conversion to our upgraded core processing system. This conversion is a central element of our initiatives to re-engineer our core processes, procedures and infrastructure to support the Company's growth, compliance and credit quality for many years to come. The completion of this conversion, in tandem with expanded and enhanced consumer compliance, corporate risk management, enterprise management and personnel policies, procedures and infrastructure, significantly improves the Company's ability to successfully manage its long-term growth.

"Our first-quarter performance reflected the continuing strength of our core middle Tennessee market, comprised primarily of the Nashville metropolitan area consisting of Davidson (Nashville), Williamson (Franklin) and Rutherford (Murfreesboro) counties. After being one of the country's leading growth markets in 2016, our market's continuing healthy dynamics are encouraging for 2017.

"We believe the Company is well positioned to continue serving and increasing share in this market. The effective completion of our re-engineering initiatives, while improving management capabilities and efficiency, also enables our team to more fully focus on serving our customers. A successful equity offering this past November provides a solid base for continued growth, and we continue to develop and expand our outstanding, experienced team. With enhanced focus and capabilities, a strong financial position and a great team, we are confident of our prospects for 2017."

Strong Asset Quality

  At March 31, 2017, nonperforming loans were 0.21% of total loans, excluding loans held for sale, compared with 0.12% and 0.35% at March 31, 2016 and December 31, 2016.
  The allowance for loan losses at March 31, 2017, was 0.93% of total loans, excluding loans held for sale, compared with 0.89% and 0.93% at March 31, 2016 and December 31, 2016.
  Net charge-offs for the first quarter of 2017 totaled $0.3 million, or 0.07% of average loans compared with 0.01% for first quarter of 2016 and 0.04% for the fourth quarter of 2016.

Attractive, Growing, Local Markets Support Expansion of Balance Sheet

  Total assets were $3.45 billion at March 31, 2017, an increase of 50.2% from $2.30 billion at March 31, 2016.
  Total loans, including loans held for sale, increased to $1.96 billion at March 31, 2017, up 36.9% or $528.8 million from March 31, 2016, primarily due to growth in real estate loans, with increases of $85.9 million in construction loans, $166.8 million in 1-4 family real estate loans and $140.3 million in commercial real estate loans, as well as an increase of $136.7 million in business loans.
  The mix of total loans, excluding loans held for sale, at the end of the first quarter changed slightly in comparison with the mix at the end of the prior quarter, with total real estate lending at 76.9% and business loans at 22.9% of total loans, compared with prior-quarter total real estate lending at 78.5% and business loans at 21.3%.
  Deposits were $2.82 billion at March 31, 2017, an increase of 44.2% from March 31, 2016. Non-interest bearing deposits increased 19.4% compared with the first quarter of 2016, and interest bearing deposits increased 47.1%.

Strong Growth in the Loan Portfolio and Net Interest Income Drive Earnings per Share

  Net interest income for the first quarter of 2017 increased 22.7% to $23.6 million from $19.3 million for the first quarter of 2016. The growth in net interest income resulted from strong growth in interest earning assets, partly offset by a decline in loan yield. Interest expense also increased for the first quarter of 2017, due to the growth and change in mix of funding sources, which included the issuance of $60 million of subordinated notes during 2016.
  The average yield on total interest earning assets was 4.06% for the first quarter of 2017, a decrease of 24 basis points from 4.30% for the first quarter of 2016, driven by changes in the mix of loans and competitive pressures. Compared to an average yield in fourth quarter 2016 of 4.08%, the decline was just two basis points.
  The average rate on total interest bearing liabilities was 1.02% for the first quarter of 2017, up 31 basis points from 0.71% for the first quarter of 2016. This increase was driven primarily by the addition of subordinated debt issued by the Company and contributed to the Bank as equity to support growth. Excluding the subordinated debt, the average rate on Bank funding was 0.88%, an increase of 17 basis points from the first quarter of 2016. On a sequential quarter basis, the increase was seven basis points.
  Net interest margin, adjusted for tax equivalent yield, was 3.18% for the first quarter of 2017, compared with 3.70% for the first quarter of 2016 and 3.27% for the fourth quarter of 2016.
  Noninterest income for the first quarter of 2017 increased 29.9% to $4.0 million from $3.1 million for the first quarter of 2016. The increase primarily reflected a 45.1%, or $0.07 million, increase in net gain on sale of loans compared with the same quarter in 2016. This increase is related to mortgage banking as mortgage interest rates moderated and values increased at the end of the first quarter of 2017 compared with year-end 2016.
  Noninterest expense increased 20.7% to $14.3 million for the first quarter of 2017 from $11.8 million for the first quarter of 2016, primarily due to increased salaries and employee benefits related to both the Company's growth and stronger mortgage loan production and continued investments in systems and infrastructure. The Company's efficiency ratio improved to 51.63% for the first quarter of 2017, compared with 52.91% for the first quarter of 2016.
  The Company's effective income tax rate improved to 31.1% for the first quarter of 2017 compared with 33.6% for the first quarter of 2016, largely due to a $216.2 million increase in tax-exempt municipal debt in the securities portfolio and other tax strategies.

Webcast and Conference Call Information

The Company will host a webcast and conference call at 8:00 a.m. (CT) on Thursday, April 27, 2017, to discuss operating and financial results for the first quarter of 2017. To access the call for audio only, please call 1-844-378-6480. For the presentation materials and streaming audio, please access the webcast on the Investor Relations page of Franklin Synergy Bank's website at www.FranklinSynergyBank.com. For those unable to participate in the webcast, it will be archived for one year, with audio available for 90 days.

Safe Harbor for Forward-Looking Statements

This media release contains forward-looking statements. Such statements include, but are not limited to, expected operating results, strategy for growth and profitability, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products and market acceptance. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "strategies" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Risks and uncertainties that could cause the corporation's actual results to materially differ from those described in forward-looking statements include those discussed in Item 1A of the corporation's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 16, 2017. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

About the Company

Franklin Financial Network, Inc. is a financial holding company headquartered in Franklin, Tennessee. The Company's wholly owned bank subsidiary, Franklin Synergy Bank, a Tennessee-chartered commercial bank founded in November 2007 and a member of the Federal Reserve System, provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. With consolidated total assets of $3.45 billion at March 31, 2017, the Bank currently operates through 12 branches and one loan production office in the growing Williamson, Rutherford and Davidson Counties, all within the Nashville metropolitan statistical area. Additional information about the Company, which is included in the NYSE Financial-100 Index, and the FTSE Russell 2000 Index, is available at www.FranklinSynergyBank.com.

Investor Relations Contact:
Sarah Meyerrose
EVP, Chief Financial Officer
(615) 236-8344
sarah.meyerrose@franklinsynergy.com

FRANKLIN FINANCIAL NETWORK
CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016
ASSETS	(Unaudited)
Cash and due from financial institutions	$ 114,657	$ 90,927
Certificates of deposit at other financial institutions	2,035	1,055
Securities available for sale	1,073,293	754,755
Securities held to maturity (fair value 2017—$225,337 and 2016—$227,892)	226,056	228,894
Loans held for sale, at fair value	12,682	23,699
Loans	1,949,715	1,773,592
Allowance for loan losses	(18,105)	(16,553)

Net loans	1,931,610	1,757,039

Restricted equity securities, at cost	14,978	11,843
Premises and equipment, net	10,231	9,551
Accrued interest receivable	10,516	9,931
Bank owned life insurance	23,422	23,267
Deferred tax asset	15,824	15,013
Foreclosed assets	1,315	—
Servicing rights, net	3,593	3,621
Goodwill	9,124	9,124
Core deposit intangible, net	1,353	1,480
Other assets	4,092	2,990

Total assets	$ 3,454,781	$ 2,943,189

LIABILITIES AND EQUITY
Deposits
Non-interest bearing	$ 240,105	$ 233,781
Interest bearing	2,577,107	2,158,037

Total deposits	2,817,212	2,391,818
Federal Home Loan Bank advances	217,000	132,000
Federal funds purchased and repurchase agreements	70,430	83,301
Subordinated notes, net	58,381	58,337
Accrued interest payable	1,993	1,924
Other liabilities	11,262	5,448

Total liabilities	3,176,278	2,672,828
Equity
Preferred stock, no par value: 1,000,000 shares authorized; no shares outstanding at March 31, 2017 and December 31, 2016	—	—
Common stock, no par value: 20,000,000 shares authorized; 13,064,110 and 13,036,954 issued at March 31, 2017 and December 31, 2016, respectively	218,952	218,354
Retained earnings	67,320	59,386
Accumulated other comprehensive loss	(7,872)	(7,482)

Total shareholders' equity	278,400	270,258
Noncontrolling interest in consolidated subsidiary	103	103

Total equity	$ 278,503	$ 270,361

Total liabilities and equity	$ 3,454,781	$ 2,943,189

FRANKLIN FINANCIAL NETWORK, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended March 31,
	2017	2016
Interest income and dividends
Loans, including fees	$ 22,560	$ 17,742
Securities:
Taxable	5,617	3,528
Tax-Exempt	2,020	1,122
Dividends on restricted equity securities	181	103
Federal funds sold and other	163	66

Total interest income	30,541	22,561

Interest expense
Deposits	5,246	3,077
Federal Home Loan Bank advances	508	109
Federal funds purchased and repurchase agreements	70	86
Subordinated notes and other borrowings	1,074	13

Total interest expense	6,898	3,285

Net interest income	23,643	19,276
Provision for loan losses	1,855	1,136

Net interest income after provision for loan losses	21,788	18,140

Noninterest income
Service charges on deposit accounts	30	49
Other service charges and fees	752	633
Net gains on sale of loans	2,334	1,608
Wealth management	593	368
Loan servicing fees, net	107	42
Gain on sale of securities	—	310
Net gain on sale of foreclosed real estate	3	3
Other	189	72

Total noninterest income	4,008	3,085

Noninterest expense
Salaries and employee benefits	8,033	6,517
Occupancy and equipment	2,095	1,807
FDIC assessment expense	760	413
Marketing	267	217
Professional fees	1,035	1,094
Other	2,086	1,783

Total noninterest expense	14,276	11,831

Income before income tax expense	11,520	9,394
Income tax expense	3,586	3,161

Net income	7,934	6,233
Dividends paid on Series A preferred stock	—	(23)

Net income available to common shareholders	$ 7,934	$ 6,210

Earnings per share:
Basic	$ 0.61	$ 0.59
Diluted	0.58	0.55

FRANKLIN FINANCIAL NETWORK, INC.
AVERAGE BALANCES — ANALYSIS OF YIELDS & RATES (UNAUDITED)
(Amounts in thousands, except percentages)

	Three Months Ended March 31,
	2017			2016
	Average Balance(7)	Interest Inc / Exp	Average Yield / Rate	Average Balance(7)	Interest Inc / Exp	Average Yield / Rate
ASSETS:
Loans(1)(6)	$ 1,868,678	$ 22,583	4.90%	$ 1,364,467	$ 17,759	5.23%
Securities available for sale(6)	991,679	6,584	2.69%	588,885	3,745	2.56%
Securities held to maturity(6)	227,662	2,355	4.20%	157,839	1,628	4.15%
Restricted equity securities	13,695	181	5.36%	8,009	103	5.17%
Certificates of deposit at other financial institutions	1,820	7	1.56%	1,044	3	1.16%
Federal funds sold and other(2)	80,982	156	0.78%	57,661	63	0.44%

TOTAL INTEREST EARNING ASSETS	$ 3,184,516	$ 31,866	4.06%	$ 2,177,905	$ 23,301	4.30%
Allowance for loan losses	(17,162)			(11,967)
All other assets	96,018			80,544

TOTAL ASSETS	$ 3,263,372			$ 2,246,482
LIABILITIES & EQUITY
Deposits:
Interest checking	$ 701,983	$ 1,062	0.61%	$ 334,065	$ 326	0.39%
Money market	613,574	1,228	0.81%	569,084	869	0.61%
Savings	55,613	42	0.31%	45,810	42	0.37%
Time deposits	1,080,031	2,914	1.09%	804,719	1,840	0.92%
Federal Home Loan Bank advances	196,556	508	1.05%	57,000	109	0.77%
Federal funds purchased and other(3)	44,446	70	0.64%	53,787	86	0.64%
Subordinated notes and other borrowings	58,352	1,074	7.46%	1,099	13	4.76%

TOTAL INTEREST BEARING LIABILITIES	$ 2,750,555	$ 6,898	1.02%	$ 1,865,564	$ 3,285	0.71%
Demand deposits	230,494			177,449
Other liabilities	9,610			9,086
Total equity	272,713			194,383

TOTAL LIABILITIES AND EQUITY	$ 3,263,372			$ 2,246,482
NET INTEREST SPREAD(4)			3.04%			3.59%
NET INTEREST INCOME		$ 24,968			$ 20,016
NET INTEREST MARGIN(5)			3.18%			3.70%

(1)

Loan balances include both loans held in the Bank's portfolio and mortgage loans held for sale and are net of deferred origination fees and costs. Non-accrual loans are included in total loan balances.

(2)	Includes federal funds sold and interest-bearing deposits at the Federal Reserve Bank, the Federal Home Loan Bank and at other financial institutions.
(3)	Includes repurchase agreements.
(4)	Represents the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income (annualized) divided by total average earning assets.
(6)	Interest income and rates include the effects of tax-equivalent adjustments to adjust tax-exempt interest income on tax-exempt loans and investment securities to a fully taxable basis.
(7)	Average balances are average daily balances.

FRANKLIN FINANCIAL NETWORK, INC.
SUMMARY QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)
(Amounts in thousands, except per share data and percentages)

	As of and for the three months ended
	Mar 31, 2017	Dec 31, 2016	Sept 30, 2016	Jun 30, 2016	Mar 31, 2016
Income Statement Data ($):
Interest income	30,541	27,336	25,724	24,286	22,561
Interest expense	6,898	5,637	5,049	4,352	3,285
Net interest income	23,643	21,699	20,675	19,934	19,276
Provision for loan losses	1,855	1,145	1,392	1,567	1,136
Noninterest income	4,008	2,553	4,876	4,626	3,085
Noninterest expense	14,276	13,229	13,708	12,913	11,831
Net income before taxes	11,520	9,878	10,451	10,080	9,394
Income tax expense(1)	3,586	2,699	3,314	2,572	3,161
Net income(1)	7,934	7,179	7,137	7,508	6,233
Earnings before interest and taxes	18,418	15,515	15,500	14,432	12,679
Net income available to common shareholders(1)	7,934	7,179	7,137	7,508	6,210
Weighted average diluted common shares(1)	13,657,357	12,473,725	11,415,422	11,320,705	11,215,473
Earnings per share, basic	0.61	0.61	0.67	0.70	0.59
Earnings per share, diluted(1)	0.58	0.58	0.63	0.66	0.55
Profitability (%)
Return on average assets	0.99	1.00	1.07	1.22	1.12
Return on average equity	11.80	12.10	13.78	15.53	12.90
Return on average tangible common equity(4)	12.28	12.68	15.48	16.47	14.36
Efficiency ratio(4)	51.63	54.55	53.65	52.58	52.91
Net interest margin	3.18	3.27	3.34	3.47	3.70
Balance Sheet Data ($):
Loans (including HFS)	1,962,397	1,797,291	1,680,877	1,567,537	1,433,623
Loan loss reserve	18,105	16,553	15,590	14,253	12,676
Cash	114,657	90,927	56,804	72,050	62,054
Securities	1,299,349	983,649	905,806	909,531	746,781
Goodwill	9,124	9,124	9,124	9,124	9,124
Intangible assets (Sum of core deposit intangible and SBA servicing rights)	1,353	1,509	1,650	1,792	1,946
Assets	3,454,781	2,943,189	2,703,195	2,607,101	2,300,094
Deposits	2,817,212	2,391,818	2,217,954	2,249,735	1,953,573
Liabilities	3,176,278	2,672,828	2,493,551	2,402,825	2,108,184
Total equity	278,503	270,361	209,644	204,276	191,910
Common equity	278,400	270,258	209,644	204,276	191,910
Tangible common equity	267,923	259,625	198,870	193,360	180,840
Asset Quality (%)
Nonperforming loans/ total loans(2)	0.21	0.35	0.10	0.10	0.12
Nonperforming assets / (total loans(2) + foreclosed assets)	0.27	0.35	0.10	0.12	0.14
Loan loss reserve / total loans(2)	0.93	0.93	0.94	0.92	0.89
Net charge-offs / average loans	0.07	0.04	0.01	0.00	0.01
Capital (%)
Tangible common equity to tangible assets	7.78	8.85	7.39	7.45	7.90
Common Equity Tier 1 ratio(3)	11.32	11.75	9.09	9.22	9.60
Leverage ratio(3)	8.36	9.28	7.15	7.33	7.69
Tier 1 risk-based capital ratio(3)	11.32	11.75	9.09	9.22	9.60
Total risk-based capital ratio(3)	14.51	15.09	12.66	12.93	12.49

(1)

This item reflects the retrospective adoption of Accounting Standard Update 2016-09 during fourth quarter 2016, which impacted previously reported quarterly earnings and/or earnings per share ("EPS") in 2016, as follows: (1) first quarter 2016 – no tax benefit was recorded; decreased diluted EPS by $0.01; (2) second quarter 2016 – decreased income tax expense by $509 and increased diluted EPS by $0.04; and (3) third quarter 2016 – decreased income tax expense by $107 and increased diluted EPS by $0.01.

(2)	Total loans in this ratio exclude loans held for sale.
(3)

Capital ratios come from the Company's regulatory filings with the Board of Governors of the Federal Reserve System, and for March 31, 2017 the ratios are estimates since the Company's quarterly regulatory reports have not yet been filed.

(4)	See Non-GAAP table in the pages that follow.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Some of the financial data included in our selected historical consolidated financial information are not measures of financial performance recognized by GAAP. Our management uses these non-GAAP financial measures in its analysis of our performance:

  "Common shareholders' equity" is defined as total shareholders' equity at end of period less the liquidation preference value of the preferred stock;
  "Tangible common shareholders' equity" is common shareholders' equity less goodwill and other intangible assets;
  "Total tangible assets" is defined as total assets less goodwill and other intangible assets;
  "Other intangible assets" is defined as the sum of core deposit intangible and SBA servicing rights;
  "Tangible book value per share" is defined as tangible common shareholders' equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets;
  "Tangible common shareholders' equity ratio" is defined as the ratio of tangible common shareholders' equity divided by total tangible assets. We believe that this measure is important to many investors in the marketplace who are interested in relative changes from period-to period in common equity and total assets, each exclusive of changes in intangible assets;
  "Return on Average Tangible Common Equity" is defined as annualized net income available to common shareholders divided by average tangible common shareholders' equity;
  "Efficiency ratio" is defined as noninterest expenses divided by our operating revenue, which is equal to net interest income plus noninterest income;

We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use. The following reconciliation table provides a more detailed analysis of these non-GAAP financial measures:

(Amounts in thousands, except share/ per share data and percentages)	As of or for the Three Months Ended
	Mar 31, 2017	Dec 31, 2016	Sept 30, 2016	Jun 30, 2016	Mar 31, 2016
Total shareholders' equity	$ 278,400	$ 270,258	$ 209,644	$ 204,276	$ 191,910
Less: Preferred stock	—	—	—	—	—
Total common shareholders' equity	278,400	270,258	209,644	204,276	191,910
Common shares outstanding	13,064,110	13,036,954	10,757,483	10,689,481	10,586,592
Book value per share	$ 21.31	$ 20.73	$ 19.49	$ 19.11	$ 18.13
Total common shareholders' equity	278,400	270,258	209,644	204,276	191,910
Less: Goodwill and other intangible assets	10,477	10,633	10,774	10,916	11,070
Tangible common shareholders' equity	$ 267,923	$ 259,625	$ 198,870	$ 193,360	$ 180,840
Common shares outstanding	13,064,110	13,036,954	10,757,483	10,689,481	10,586,592
Tangible book value per share	$ 20.51	$ 19.91	$ 18.49	$ 18.09	$ 17.08

Average total shareholders' equity	$ 272,713	$ 235,984	$ 206,009	$ 194,385	$ 194,383
Less: Average Preferred stock	—	—	—	—	9,231
Less: Average Goodwill and other intangible assets	10,565	10,719	10,855	11,006	11,165
Average tangible common shareholders' equity	$ 262,148	$ 225,265	$ 195,154	$ 183,379	$ 173,987

Net income available to common shareholders	$ 7,934	$ 7,179	$ 7,137	$ 7,508	$ 6,210
Average tangible common equity	262,148	225,265	195,154	183,379	173,987
Return on average tangible common equity	12.27%	12.68%	14.55%	16.47%	14.36%

Efficiency Ratio:
Net interest income	$ 23,643	$ 21,699	$ 20,675	$ 19,934	$ 19,276
Noninterest income	4,008	2,553	4,876	4,626	3,085
Operating revenue	27,651	24,252	25,551	24,560	22,361
Expense
Total noninterest expense	14,276	13,229	13,708	12,913	11,831
Efficiency ratio	51.63%	54.55%	53.65%	52.58%	52.91%

Annualized interest and fees from loans	$ 91,493	$ 85,023	$ 80,329	$ 76,136	$ 71,358
Average loans	1,868,678	1,714,638	1,620,347	1,497,556	1,364,467
Reported yield on loans(1)	4.90%	4.96%	4.96%	5.08%	5.23%
Annualized accretion income on acquired loans	$ 1,547	$ 1,306	$ 841	$ 1,108	$ 1,447
Less: Effect of accretion income on acquired loans	(0.08%)	(0.08%)	(0.05%)	(0.07%)	(0.11%)
Adjusted yield on loans	4.82%	4.88%	4.91%	5.01%	5.12%

(Amounts in thousands, except share/ per share data and percentages)	As of or for the Three Months Ended
	Mar 31, 2017	Dec 31, 2016	Sept 30, 2016	Jun 30, 2016	Mar 31, 2016
Annualized net interest income	$ 95,886	$ 86,324	$ 82,251	$ 80,174	$ 77,528
Average earning assets	3,160,738	2,783,473	2,576,294	2,404,060	2,177,905
Reported net interest margin(1)	3.01%	3.10%	3.19%	3.33%	3.56%
Annualized accretion income on acquired loans	$ 1,547	$ 1,306	$ 841	$ 1,108	$ 1,447
Effect of accretion income on acquired loans	(0.05%)	(0.05%)	(0.03%)	(0.05%)	(0.07%)
Net interest margin adjusted for purchase accounting adjustments	2.96%	3.05%	3.16%	3.28%	3.49%

(1)	The yields and margins reported in the table above do not include any tax-equivalent adjustments.